IDX Funds 485BPOS

Exhibit 99(h)(1)(b)

SCHEDULE A

to the

Master Services Agreement
between

Trust

and
Service Provider
dated April 18, 2022

Fund Portfolio(s)

IDX Risk-Managed Bitcoin Strategy Fund

IDX Commodity Opportunities Fund

	IDX Funds		Gryphon Fund Group, LLC

By:		By:

Name:	Chris MacLaren	Name:	Chris MacLaren

Title:	President	Title:	Managing Member